press release

For more information, please contact:
Maiden Holdings, Ltd.
Devora M. Goldenberg
441.292.7090
irelations@maiden.bm

For immediate release
May 11, 2009

Maiden Holdings, Ltd. Reports First Quarter Operating Earnings of $16.8 Million and
Net Income of $13.1 million

HAMILTON, Bermuda, May 11, 2009 -- Maiden Holdings, Ltd. (NASDAQ: MHLD), today reported operating earnings(1) of $16.8 million. Net written premium for the quarter ended March 31, 2009 was $336.5 million and net income was $13.1 million.

During the first quarter of 2009, the Company incurred a realized loss of $1.9 million on its investment portfolio.

“The acquisition and integration of the GMAC RE platform are on target and we continue to see the enormous long term potential of this acquisition for strengthening Maiden Holdings’ position in the marketplace.  The first quarter reflects continued progress towards defined business targets with solid underwriting performance reflecting continued discipline and revenue growth from existing client relationships and new account development.  We remain focused on maintaining a high quality balance sheet and continue our efforts to carefully deploy cash.  As a result of the significant cash balance held during the first quarter investment earnings have not yet met their full potential.  We expect continued growth in earnings as investable assets are fully deployed,” stated Art Raschbaum, President and CEO of Maiden Holdings, Ltd.

First Quarter Overview

Net written premium for the first quarter 2009 increased by $234.1 million, or 228.6% from $102.4 million in 2008 to $336.5 million in the first quarter of 2009.  Operating earnings for the first quarter increased by $4.4 million, or 35.6% from $12.4 million in 2008 to $16.8 million in the first quarter of 2009.

First Quarter 2009 Highlights:

•	Net written premium for first quarter 2009 was $336.5 million ($102.4 million in 2008)
•	Operating earnings for the quarter were $16.8 million ($12.4 million in 2008)
•	Annualized return on equity on operating earnings for the first quarter was 12.9% (9.4% in 2008)
•	The combined ratio for the first quarter was 95.4% (92.7% in 2008)
•	Quarterly operating earnings per basic share was $0.25 ($0.21 in 2008)
•	Quarterly earnings per basic share was $0.19 ($0.21 in 2008)
•	Book value per share was $7.79 as of March 31, 2009
•	Cash and cash equivalents were $457.8 million as of March 31, 2009

First Quarter 2009 Results:

Revenue:

Net written premium for the first quarter was $336.5 million, an increase of $234.1 million, or 228.6%, from 102.4 million in the first quarter 2008.  The increase was attributable to the successful integration of GMAC RE as well as organic growth.

Net earned premium was $210.1 million, an increase of $144.8 million or 221.7% from $65.3 million in the first quarter 2008.

Net investment income for the quarter ended March 31, 2009 was $14.3 million, an increase of $6.7 million or 87.4% from $7.6 million in the first quarter 2008.

Expenses:

For the quarter ended March 31, 2009, the Company’s loss  and loss adjustment expenses were $146.3 million, the loss ratio for the quarter was 69.6% compared to 57.9% in 2008.

Commission, acquisition expenses together with general and administrative expenses for the first quarter 2009 were $54.2 million compared to $22.7 million in 2008.  The Company’s expense ratio for the first quarter 2009 was 25.8% compared to 34.8% in 2008.

The Company’s combined ratio for the quarter ended March 31, 2009 was 95.4% compared to 92.7% in 2008.

Other Matters:

Shareholders’ equity as of March 31, 2009 was $547.4 million compared to $509.8 million as of December 31, 2008.  During the first quarter, the Board of Directors declared a dividend of $0.06 per share.  Book value per share as of March 31, 2009 was $7.79.

As previously disclosed, during the first quarter of 2009 Maiden’s wholly owned subsidiary Maiden Holdings North America, Ltd. issued debentures in the amount of $260 million.  As part of the transaction Maiden issued 11.7 million shares of common stock to the purchasers of the debentures.

As of March 31, 2009 the Company’s debt-to-capitalization ratio was 28.2% as a result of the 30-year trust preferred securities issuance.

Conference Call:

On Monday, May 11th, at 3:00 p.m. Atlantic Time (2:00 p.m. ET), the Company will hold a conference call regarding its first quarter earnings and full year results:

Toll Dial-in (International Callers): 719.325.4793
Toll-free Dial-in:  877.723.9521
Webcast: http://ir.maiden.bm

In order to participate in the conference call, you must register at http://ir.maiden.bm.  At the time of the call slides will be available for reference at http://ir.maiden.bm.

A replay of the conference call will be available starting at 6:00 p.m. Atlantic Time on Monday, May 11th, 2009 through Monday, May 18th, 2009 by dialing toll 719.457.0820 or toll-free 888.203.1112. The passcode for the replay is 6687434.  Replay of the webcast will also be available at http://ir.maiden.bm.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in 2007 to offer customized reinsurance products and services to regional and specialty insurance companies in the United States and Europe.

Forward Looking Statement

This release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  The Company undertakes no obligation to publicly update any forward-looking statements.

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Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008

Revenues:
Premium income:
Net premiums written	$336,548	$102,432
Change in unearned premiums	(126,456)	(37,127)
Net earned premium	210,092	65,305
Net investment income	14,259	7,609
Net realized investment gains (losses)	(1,930)	125
Total revenues	222,421	73,039
Expenses:
Loss and loss adjustment expenses	146,288	37,836
Commission and other acquisition expenses	46,631	21,261
General and administrative expenses	7,535	1,426
Total expenses	200,454	60,523

Income from operations	21,967	12,516

Other income(expense)
Amortization of intangible assets	(1,564)	-
Foreign exchange loss	(213)	-
Trust preferred interest	(7,090)	-
	(8,867)	-

Net income	$13,100	$12,516
Operating earnings (1)	$16,807	$12,391

Basic and diluted earnings per common share	$0.19	$0.21
Basic and diluted operating earnings per common share	$0.25	$0.21

Dividends declared per common share	$0.06	$0.05

Weighted average number of basic shares outstanding	67,687,664	59,550,000
Weighted average number of basic and diluted shares outstanding	67,939,790	59,550,000

Combined ratio	95.4%	92.7%
Annualized return on equity	10.1%	9.4%
Annualized return on equity on operating earnings	12.9%	9.4%

Maiden Holdings, Ltd.
Balance Sheet
(in thousands (000's), except per share data)
(unaudited)

	(Unaudited)
	31-Mar-09	31-Dec-08
Assets
Fixed maturities, available-for-sale, at fair value (amortized cost $1,279,902; $1,163,926)	$1,219,451	$1,119,955
Other investments, at fair value (cost $5,919 ; $5,818)	5,386	5,291
Total investments	1,224,837	1,125,246
Cash and cash equivalents	95,193	131,897
Restricted cash and cash equivalents	362,583	409,277
Accrued investment income	9,453	10,293
Reinsurance balances receivable, net	182,052	71,895
Loan to related party	167,975	167,975
Deferred commission and other acquisition costs	152,616	104,470
Other assets	7,647	2,617
Intangible assets	53,582	55,147
Goodwill	49,747	49,747

Total Assets	$2,305,685	$2,128,564
Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expense reserves	$925,816	$895,608
Unearned premiums	570,936	444,479
Accrued expenses and other liabilities	46,489	46,072
Securities sold under agreements to repurchase, at contract value	-	232,646
Trust preferred securities	215,084	-
Total Liabilities	1,758,325	1,618,805

Shareholders’ Equity:
Common shares	713	596
Additional paid-in capital	575,606	530,519
Treasury stock	(3,801)	(3,801)
Accumulated other comprehensive loss	(60,985)	(44,499)
Retained earnings	35,827	26,944
Total Shareholders’ Equity	547,360	509,759
Total Liabilities and Shareholders’ Equity	$2,305,685	$2,128,564

Book value per share	$7.79	$8.70

Common shares outstanding	70,287,664	58,587,664

Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008

Reconciliation of net income to operating earnings:

Net income	$13,100	$12,516
Less: Net realized gains (losses)	(1,930)	125
Add: Foreign exchange loss	213	-
Amortization of intangibles	1,564

Operating earnings (1)	$16,807	$12,391

Operating earnings per common share:

Basic and diluted earnings per share	$0.25	$0.21

(1) Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, foreign exchange gains and losses and amortization of intangible assets which provides a useful indicator of trends in the Company's underlying operations.